Exhibit 3.1

CORTEX PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION,

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES G 1.5% CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151

OF THE DELAWARE GENERAL CORPORATION LAW

Cortex Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized preferred stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

Section 1.                Designation and Amount. The designation of this series, which consists of up to 1,700 shares of preferred stock (which shall not be subject to increase without the written consent of holders the Series G Preferred Stock, as hereinafter defined (each, a “Holder” and collectively, the “Holders”) holding greater than 50% of the Series G Preferred Stock then outstanding), is the Series G 1.5% Convertible Preferred Stock (the “Series G Preferred Stock”) with a par value of $0.001 per share and a stated value of One Thousand Dollars ($1,000) per share (the “Stated Value”).

Section 2.                Certain Definitions. For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Business Day” means any calendar day except Saturday, Sunday, or any calendar day which shall be a federal legal holiday in the United States or any calendar day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means after giving effect to the issuance of the Series G Preferred Stock as provided for in the Purchase Agreement and any conversion thereof, whether such conversion has actually occurred or not, (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Series G Preferred Stock issued), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iii) above.

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“Closing Date” means each day when the Purchase Agreement has been executed and delivered by the applicable parties thereto, along with the full amount of the purchase consideration.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) securities of the Corporation issued pursuant to any Approved Stock Plan, (b) securities issued upon the exercise of any securities issued hereunder or any other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, (c) securities issued pursuant to acquisitions or strategic transactions, provided that any such issuance shall only be to an entity that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) securities issued in connection with any bona fide commercial loan or debt transaction with third persons, provided that the primary purpose of such transaction is not to raise equity capital and is approved by the Corporation’s Board of Directors.

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“Junior Securities” means the Series B Preferred Stock, the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series G Preferred Stock in dividend rights or liquidation preference.

“Liquidation” means a liquidation of the Corporation in accordance with Section 5.

“Mandatory Conversion” means a conversion of the Series G Preferred Stock by the Corporation in accordance with Section 6(c).

“Mandatory Redemption” means a redemption of the Series G Preferred Stock by the Corporation in accordance with Section 6(d).

“Mandatory Redemption Date” means the two year anniversary of the date on which the last share of the Series G Preferred Stock is issued pursuant to the Purchase Agreement.

“Original Issue Date” means the date of the issuance of any shares of the Series G Preferred Stock regardless of the number of transfers of any particular shares of Series G Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series G Preferred Stock.

“Purchase Agreement” means the initial Stock Purchase Agreement or subsequent Purchase Agreements, as applicable, addressing the purchase of the Series G Preferred Stock, to which the Corporation and the original Holders are parties, each as amended, modified or supplemented from time to time in accordance with its terms.

“Qualified Public Offering” means the consummation of any offering of equity securities, or debt securities convertible into equity securities, with aggregate gross proceeds to the Corporation of not less than $2,000,000.

“Series B Preferred Stock” means the Corporation’s series B preferred stock, par value $0.001 per share.

“Subsidiary” means any direct or indirect subsidiary of the Corporation.

“Trading Day” means a day on which the New York Stock Exchange is open for business.

Section 3.                Dividends in Cash or in Kind.

(a)                Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 1.5% per annum, payable quarterly within 15 calendar days of the end of each fiscal quarter of the Company, (each such date, a “Dividend Payment Date”) in duly authorized, validly issued, fully paid and non-assessable shares of Series G Preferred Stock, which may include fractional shares of Series G Preferred Stock. The dividend to be paid in the first quarter after closing and the last quarter prior to conversion may be partial periods. Dividends on the Series G Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

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(b)               So long as any Series G Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series G Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 4.                Voting Rights. Except as otherwise provided herein and as otherwise prohibited by law, the Series G Preferred Stock shall have the following voting rights: (i) at any time prior to the date the Series G Preferred Stock is convertible into Common Stock, the Series G Preferred shall be entitled to 303,030 votes per share, and (ii) at any time on or after the date the Series G Preferred Stock is convertible into Common Stocking each share of Series G Preferred Stock shall have the voting rights it would have on an as converted basis. Without limiting the generality of the foregoing sentence, voting rights shall also be subject to the restrictions of Section 8.

To the extent that under the DGCL the vote of the holders of the Series G Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series G Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of Holders of a majority of the outstanding Series G Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class or series. To the extent that under the DGCL holders of the Series G Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series G Preferred Stock shall be entitled to a number of votes as provided in the paragraph above using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

Section 5.                Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), no distribution shall be made to the holders of any shares of capital stock of the Corporation unless, prior thereto, the Holders shall have received out of the available assets, whether capital or surplus, of the Corporation an amount equal to 100% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series G Preferred Stock. If the assets of the Corporation shall be insufficient to pay in full such amounts due the Holders, then the entire assets shall be distributed ratably among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction, as defined in Section 7(b) below, or a Change of Control Transaction, as defined above, shall be deemed to be a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 30 calendar days prior to the payment date stated therein, to each Holder.

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Section 6.                Conversion.

(a)                Voluntary Conversions at Option of Holder. Each share of Series G Preferred Stock shall be convertible commencing 60 calendar days after the date on which the last share of Series G Preferred Stock is issued pursuant to a Purchase Agreement, at the option of the Holder, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series G Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Holders may effect a voluntary conversion for all or a portion of the Series G Preferred Shares held by such Holder. Each Notice of Conversion shall specify the number of shares of Series G Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with the Notice of Conversion. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile or email within three Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly review the calculations and notify the Corporation and the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. Each holder shall surrender or cause to be surrendered the original certificates representing shares of the Series G Preferred Stock to effect a voluntary conversion, in whole or in part, of such shares, and, if only a portion of the shares of Series G Preferred Stock held by such Holder are being converted, the Corporation will issue a new certificate indicating the shares of Series G Preferred Stock still held by the Holder following the partial conversion. Shares of Series G Preferred Stock converted into Common Stock or redeemed by conversion as described below in accordance with the terms hereof shall be canceled and shall not be reissued. Notwithstanding the foregoing, no voluntary conversion may be effected at any time when the Corporation does not have adequate authorized, unissued shares of Common Stock to effect the conversion of all Series G Preferred Stock or if the then-applicable Conversion Price is less than the par value of the Common Stock to be issued upon conversion.

(b)               Conversion Price. The initial conversion price for the Series G Preferred Stock shall be equal to $0.0033 (the “Initial Conversion Price”), subject to any adjustments pursuant to Section 7 below. As long as any of the Series G Preferred Stock is outstanding, the conversion price of the Series G Preferred Stock shall be adjusted pursuant to Section 7 (such price, as adjusted, the “Adjusted Conversion Price” and such price or the Initial Conversion Price, as applicable at any measurement time, the “Conversion Price”).

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(c)                Mandatory Conversion. Upon either (i) a Qualified Public Offering or (ii) the affirmative vote of the Holders of a simple majority of the Stated Value of the Series G Preferred Stock issued and outstanding, all outstanding shares of Series G Preferred Stock, plus all accrued or declared, but unpaid, dividends thereon, shall mandatorily be converted into such number of shares of Common Stock determined by dividing the Stated Value of such Series G Preferred Stock (together with the amount of any accrued or declared, but unpaid, dividends thereon) by the Conversion Price then in effect. No fractional shares of Common Stock shall be issued upon the conversion of any share of Series G Preferred Stock; the number of shares of Common Stock to be issued shall be rounded to the nearest whole number. All outstanding Series G Preferred Stock shall convert upon a Mandatory Conversion.

(d)               Mandatory Redemption. If not earlier converted, the Series G Preferred Stock shall be redeemed by conversion on the Mandatory Redemption Date at the then applicable Conversion Price. The Series G Preferred Stock shall not be redeemed by payment of cash or property, or shall have any claim to cash or property at any time or under any circumstances (except pursuant to Liquidation consistent with Section 5 above) but only by conversion into Common Stock.

(e)                Mechanics of Conversion or Redemption

(i)                 Delivery of Certificate Upon Conversion or Redemption. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series G Preferred Stock. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Series G Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates representing the shares of Series G Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii)               Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series G Preferred Stock in accordance with the terms hereof are irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not (i) be required if such delivery would be a violation of law, and (ii) operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iii)             Reservation of Shares Issuable Upon Conversion. If at the time of the issuance of the Series G Preferred Stock, the Corporation does not have an adequate number of authorized shares of Common Stock available for issuance upon conversion of the Series G Preferred Stock, the Corporation shall, as soon as practicable, take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in good faith, commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Thereafter, the Corporation shall take all necessary corporate action (including, without limitation, calling shareholders’ meetings for the purpose of voting to increase the number of available authorized shares) to ensure that at all times it has reserved and kept available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series G Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series G Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement(s)) be issuable (taking into account the adjustments provided for in Section 7) upon the conversion of all outstanding shares of Series G Preferred Stock, as well as all other shares of Common Stock issuable upon conversion or exercise of any other issued and outstanding securities. Such shares of issuable Common Stock shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

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(iv)             Maintaining appropriate par value. If at the time of the issuance of the Series G Preferred Stock, the Conversion Price of the Common Stock to be issued upon conversion of the Series G Preferred Stock would be below the par value of such Common Stock, the Corporation shall, as soon as practicable, take such corporate action as may be necessary to adjust the par value of Common Stock, including, without limitation, engaging in good faith, commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Thereafter, the Corporation shall take all necessary corporate action (including, without limitation, calling shareholders’ meetings) to ensure that at all times it has maintained the par value of the Common Stock so that such shares of Common Stock shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(v)               Transfer Taxes. The issuance of certificates for shares of Common Stock upon conversion of Series G Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that (a) the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares and (b) the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.                Certain Adjustments.

(a)                Stock Dividends and Stock Splits. If the Corporation, while any Series G Preferred Stock is outstanding: (A) pays a permissible stock dividend or otherwise makes a permissible distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion or redemption of the Series G Preferred Stock, including any accrued or declared, but unpaid, dividends thereon; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock on a fully converted and exercised basis (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after (i) the record date for the determination of stockholders entitled to receive such dividend or distribution or (ii) the effective date in the case of a subdivision, combination or reclassification.

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(b)               Fundamental Transaction. If, at any time while the Series G Preferred Stock is outstanding, the Corporation effects (A) any merger or consolidation of the Corporation with or into another person, (B) any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (or a third party effects such a tender offer or exchange offer) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series G Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it converted the Series G Preferred Stock prior to the Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted as if such conversion occurred immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction (“Alternate Consideration”), then the Holders shall be given the same choice as to the Alternate Consideration as the Holders shall receive upon any conversion of this Series G Preferred Stock following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designations in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to Holders of a majority of the then outstanding Series G Preferred Stock and approved by such Holders prior to such Fundamental Transaction and shall, at the option of each Holder, deliver to such Holder, in exchange for the shares of Series G Preferred Stock, a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the certificates representing the shares of Series G Preferred Stock which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) or other consideration equivalent to the shares of Common Stock acquirable and receivable upon exercise of the Series G Preferred Stock prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of, the Corporation under this Certificate of Designations and the Purchase Agreement with the same effect as if such Successor Entity had been named as the Corporation herein and therein.

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(c)                Calculations. All calculations under this Section 7 shall be made to the nearest 1/1000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude any treasury shares of the Corporation.

(d)               Notice to the Holders.

(i)                 Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the then current Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)               Notice to Holders. If (A) the Corporation shall declare a permissible dividend (or any other permissible distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a permissible special nonrecurring cash dividend on or a permissible redemption of the Common Stock, (C) the Corporation shall authorize the permissible granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date with respect to such action or event, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are otherwise to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such distribution (which may include a dividend), reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

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Section 8.                Protective Provisions.

So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holders of a majority of the then outstanding shares of Series G Preferred Stock:

(a) alter or change adversely the rights, preferences, powers or privileges of the Series G Preferred Stock, alter or amend this Certificate of Designation, or increase the authorized number of shares of Series G Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series G Preferred Stock;

(c) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities;

(d) increase the par value of the Common Stock;

(e) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(f) cause or authorize any Subsidiary to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Section 8 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series G Preferred Stock then outstanding.

Section 9.                Miscellaneous.

(a)                Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth in the Corporation’s filings with the Commission or to the facsimile number provided in the Corporation’s filings with the Commission, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the signature page of the Purchase Agreement, or such other address as may be designated by such Holder in accordance with this Section 9(a). Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b)               Lost or Mutilated Series G Preferred Stock Certificate. If a Holder’s Series G Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series G Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation. However, the Corporation shall not be obligated to reissue such mutilated, lost, stolen or destroyed Series G Preferred Stock certificate if the Holder contemporaneously requests the Corporation to convert such Preferred Stock

(c)                Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws of that or any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation or the Purchase Agreement and any related schedule, exhibit, annex or other document (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

(d)               Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(e)                Severability. If any provision of this Certificate of Designation is determined to be invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend, interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of such dividend or interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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(f)                Next Business Day. Whenever any payment or other obligation hereunder shall be due on a calendar day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)               Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)               Status of Converted or Redeemed Series G Preferred Stock. Shares of Series G Preferred Stock may only be issued pursuant to the Purchase Agreement and any related document. If any shares of Series G Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series G 1.5% Convertible Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Preferences, Rights and Limitations of the Series G 1.5% Convertible Preferred Stock this ___ day of __________ 2014.

CORTEX PHARMACEUTICALS, INC.

Name: Arnold S. Lippa
Title: Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of SERIES G Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series G 1.5% Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the applicable Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series G Preferred Stock to be Converted:

Stated Value of shares of Series G Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Conversion Price:

Address for Delivery:

or

DWAC Instructions:

Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

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